Exhibit 99.1

RPM Reports Record Fiscal 2024 Fourth-Quarter and Full-Year Results

•	Fourth-quarter net income of $180.6 million, diluted EPS of $1.40, and record EBIT of $258.0 million

•	Record fourth-quarter adjusted diluted EPS of $1.56 increased 14.7% over prior year and record adjusted EBIT increased 6.6% to $285.6 million

•	Positive organic sales growth more than offset by unfavorable F/X and divestitures, leading to fourth-quarter net sales of $2.01 billion, down 0.4% from the prior year

•	Record fiscal 2024 net sales of $7.34 billion, up 1.1% from the prior year

•	Record fiscal 2024 net income of $588.4 million, record diluted EPS of $4.56, and record EBIT of $860.8 million

•	Record fiscal 2024 adjusted diluted EPS of $4.94 increased 14.9% over prior year and record adjusted EBIT increased 11.9% to $941.6 million

•	Record fiscal 2024 cash flow from operating activities of $1.12 billion, up $545.2 million over prior year

•	Fiscal 2025 first-quarter outlook calls for approximately flat sales and adjusted EBIT growth of mid-single digits

•	Fiscal full-year 2025 outlook calls for revenue growth of low single digits and adjusted EBIT growth of mid-single-digits to low-double-digits

MEDINA, OH – July 25, 2024 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported record financial results for its fiscal 2024 fourth quarter and full year ended May 31, 2024.

“We achieved record adjusted EBIT for the 10th consecutive quarter due to our strategic balance and our ability to leverage MAP 2025 operating improvement initiatives to increase profitability,” said Frank C. Sullivan, RPM chairman and CEO. “Construction Products Group captured growth opportunities with its differentiated turnkey roofing offerings and wall systems, while Consumer generated record adjusted EBIT, despite continued DIY softness, due to its MAP 2025 initiatives and ability to win market share. Although Performance Coatings Group and Specialty Products Group faced headwinds, we still generated positive organic sales growth on a consolidated basis.”

Sullivan continued, “For the full fiscal year, we achieved record sales, profitability and operating cash flow as a result of good execution on factors we could control, including structural margin and working capital improvements. Our adjusted EBIT finished in the guidance range we provided 12 months ago as our teams nimbly captured growth opportunities in markets that were more challenging than expected and focused on initiatives that resulted in improved profitability.”

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

Fourth-Quarter 2024 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	May 31,	May 31,
	2024	2023	$ Change	% Change
Net Sales	$2,008,163	$2,016,210	$(8,047)	(0.4%)
Net Income Attributable to RPM Stockholders	180,611	151,360	29,251	19.3%
Diluted Earnings Per Share (EPS)	1.40	1.18	0.22	18.6%
Income Before Income Taxes (IBT)	239,278	206,639	32,639	15.8%
Earnings Before Interest and Taxes (EBIT)	257,973	236,431	21,542	9.1%
Adjusted EBIT(1)	285,550	267,787	17,763	6.6%
Adjusted Diluted EPS(1)	1.56	1.36	0.20	14.7%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Positive organic growth, including slightly positive pricing, was more than offset by foreign currency translation headwinds and divestitures, resulting in an overall sales decline. Volume growth was strongest in businesses that were positioned to serve high-performance new building projects and renovations. Market share gains also contributed to volumes. This was offset by weakness in the disaster restoration business, unfavorable timing of project completions, and lower DIY consumer takeaway at retail stores.

Geographically, sales increased slightly in North America, while emerging markets generally declined due to foreign currency translation headwinds and challenging comparisons. European sales also declined due to foreign currency translation headwinds, divestitures and initiatives to focus on higher-margin business.

Sales included a 0.4% organic increase, a 0.1% decline from divestitures net of acquisitions, and a 0.7% decline from foreign currency translation.

Selling, general and administrative expenses increased due to incentives to sell higher-margin products and services, investments to accelerate long-term growth, and inflation in compensation and benefits. Several MAP 2025-enabled initiatives to streamline the selling, general and administrative expense structure were implemented during the fourth quarter of fiscal 2024.

Fiscal 2024 fourth-quarter adjusted EBIT was a record, driven by MAP 2025 initiatives, including the commodity cycle recovery, positive mix from shifting toward higher margin products and services, and improved fixed-cost leverage at businesses with volume growth. In Europe, although sales declined, a focused strategy to leverage MAP 2025 initiatives improved profitability in the region.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

Fourth-Quarter 2024 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2024	2023	$ Change	% Change
Net Sales	$762,174	$714,762	$47,412	6.6%
Income Before Income Taxes	131,429	113,291	18,138	16.0%
EBIT	131,980	113,782	18,198	16.0%
Adjusted EBIT(1)	138,506	120,962	17,544	14.5%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG fourth-quarter sales were a record with broad-based strength led by turnkey roofing systems, wall systems and products serving infrastructure-related projects, including those that lower the carbon footprint of projects. There was strength in both new construction projects and renovations.

Sales included 6.6% organic growth, 0.5% growth from acquisitions, and a 0.5% decline from foreign currency translation.

Record fourth-quarter adjusted EBIT was driven by improved fixed-cost leverage from volume growth, MAP 2025 benefits and favorable mix. Variable compensation increased as a result of improved financial performance.

Performance Coatings Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2024	2023	$ Change	% Change
Net Sales	$365,555	$391,640	$(26,085)	(6.7%)
Income Before Income Taxes	46,589	53,417	(6,828)	(12.8%)
EBIT	45,700	52,844	(7,144)	(13.5%)
Adjusted EBIT(1)	48,529	55,250	(6,721)	(12.2%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG sales declined as a result of challenging comparisons in the prior-year period and the unfavorable timing of project completions, as well as pockets of weakness in Europe. Foreign currency translation and the prior divestiture of a non-core European service business also contributed to the sales decline. The flooring business generated positive growth in the U.S., despite a challenging comparison.

Sales included a 4.0% organic decline, a 1.3% decline from divestitures, and a 1.4% decline from foreign currency translation.

The fourth-quarter adjusted EBIT decline was driven by the lower sales and reduced fixed-cost leverage from lower volumes, partially offset by MAP 2025 benefits.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

Specialty Products Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2024	2023	$ Change	% Change
Net Sales	$177,975	$193,420	$(15,445)	(8.0%)
Income Before Income Taxes	7,439	8,481	(1,042)	(12.3%)
EBIT	7,528	8,436	(908)	(10.8%)
Adjusted EBIT(1)	10,591	16,314	(5,723)	(35.1%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s fourth-quarter sales decline was driven by challenging comparisons in the prior-year period for the disaster restoration business. Additionally, specialty residential OEM end markets remained soft during the quarter.

Sales included an 8.1% organic decline and 0.1% growth from foreign currency translation.

Adjusted EBIT was negatively impacted by the sales decline and under absorption from lower volumes.

Consumer Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2024	2023	$ Change	% Change
Net Sales	$702,459	$716,388	$(13,929)	(1.9%)
Income Before Income Taxes	113,146	99,449	13,697	13.8%
EBIT	113,204	102,866	10,338	10.0%
Adjusted EBIT(1)	118,168	104,651	13,517	12.9%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s fourth-quarter sales decline was driven by weaker DIY takeaway at retail stores and the rationalization of lower-margin products. Market share gains, aided by new products, and growth initiatives in international markets helped offset the overall sales decline.

Sales included a 1.2% organic decline and a 0.7% decline from foreign currency translation.

Record fourth-quarter adjusted EBIT was driven by MAP 2025 benefits and the rationalization of lower margin products, partially offset by unfavorable fixed-cost absorption from lower volumes, and compensation and benefits inflation.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

Fiscal Year 2024 Consolidated Results

Consolidated

	Year Ended
$ in 000s except per share data	May 31,	May 31,
	2024	2023	$ Change	% Change
Net Sales	$7,335,277	$7,256,414	$78,863	1.1%
Net Income Attributable to RPM Stockholders	588,397	478,691	109,706	22.9%
Diluted Earnings Per Share (EPS)	4.56	3.72	0.84	22.6%
Income Before Income Taxes (IBT)	787,837	649,382	138,455	21.3%
Earnings Before Interest and Taxes (EBIT)	860,832	758,649	102,183	13.5%
Adjusted EBIT(1)	941,597	841,632	99,965	11.9%
Adjusted Diluted EPS(1)	4.94	4.30	0.64	14.9%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Fiscal year 2024 sales were a record, driven by strength in CPG and PCG, which have positioned themselves to provide engineered solutions for infrastructure and high-performance building projects, including reshoring projects. Partially offsetting this growth was the Consumer Group, which experienced soft DIY demand and SPG, which faced weak demand, particularly in disaster restoration and specialty residential OEM markets.

Record adjusted EBIT was driven by MAP 2025 benefits, including the commodity cycle, better mix and improved fixed-cost leverage at businesses that generated volume growth. The record adjusted EBIT was achieved despite an increase in selling, general and administrative expenses from incentives to sell higher-margin products and services; investments to accelerate long-term growth; and inflation in compensation and benefits.

Cash Flow and Financial Position

During fiscal 2024:

•

Cash provided by operating activities was $1.12 billion compared to $577.1 million in the prior year, with the increase driven by improved profitability and working capital efficiency, both of which were enabled by MAP 2025 initiatives.

•	Capital expenditures were $214.0 million compared to $254.4 million during the prior year.

•	The company returned $286.9 million to stockholders through cash dividends and share repurchases.

As of May 31, 2024:

•	Total debt was $2.13 billion compared to $2.68 billion a year ago, with the $556.7 million reduction driven by improved cash flow being used to repay higher-cost debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.36 billion, compared to $1.03 billion a year ago.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

Business Outlook

“As we enter fiscal year 2025, we remain focused on things we can control in a mixed economic environment. These include outgrowing our markets, improving operating cash flow, and leveraging the power of RPM through MAP 2025 initiatives. The structural improvements we are making through MAP 2025 are helping us navigate the current economic landscape, and their impact will be even more evident when end markets improve.”

The company expects the following in the fiscal 2025 first quarter:

•	Consolidated sales to be approximately flat compared to prior-year record results.

•	CPG sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	PCG sales to be flat compared to prior-year record results.

•	SPG sales to decrease in the low-single-digit percentage range compared to prior-year results.

•	Consumer Group sales to decrease in the low-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT to increase in the mid-single-digit percentage range compared to prior-year record results.

The company expects the following in the full-year fiscal 2025:

•	Consolidated sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT to increase in the mid-single to low-double-digit percentage range compared to prior-year record results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from July 25, 2024, until August 1, 2024. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 6170685. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500® and employs approximately 17,300 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

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Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our first-quarter fiscal 2025 or full-year fiscal 2025 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins,

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to a public health crisis similar to the Covid pandemic; (l) risks related to acts of war similar to the Russian invasion of Ukraine; (m) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (n) risks related to our use of technology, artificial intelligence, data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2023, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this release.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023
Net Sales	$2,008,163	$2,016,210	$7,335,277	$7,256,414
Cost of Sales	1,177,583	1,241,062	4,320,688	4,508,370

Gross Profit	830,580	775,148	3,014,589	2,748,044
Selling, General & Administrative Expenses	554,504	530,071	2,113,585	1,956,040
Restructuring Expense	15,912	8,685	30,008	15,465
Goodwill Impairment	—	—	—	36,745
Interest Expense	27,276	33,630	117,969	119,015
Investment (Income), Net	(8,581)	(3,838)	(44,974)	(9,748)
(Gain) on Sales of Assets and Business, Net	—	(2,751)	—	(28,632)
Other Expense, Net	2,191	2,712	10,164	9,777

Income Before Income Taxes	239,278	206,639	787,837	649,382
Provision for Income Taxes	58,442	54,968	198,395	169,651

Net Income	180,836	151,671	589,442	479,731
Less: Net Income Attributable to Noncontrolling Interests	225	311	1,045	1,040

Net Income Attributable to RPM International Inc. Stockholders	$180,611	$151,360	$588,397	$478,691

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.41	$1.18	$4.58	$3.74

Diluted	$1.40	$1.18	$4.56	$3.72

Average shares of common stock outstanding - basic	127,666	127,345	127,767	127,507

Average shares of common stock outstanding - diluted	128,331	128,720	128,340	128,816

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023
Net Sales:
CPG Segment	$762,174	$714,762	$2,702,466	$2,508,805
PCG Segment	365,555	391,640	1,462,460	1,433,634
SPG Segment	177,975	193,420	712,402	799,205
Consumer Segment	702,459	716,388	2,457,949	2,514,770

Total	$2,008,163	$2,016,210	$7,335,277	$7,256,414

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$131,429	$113,291	$385,339	$300,971
Interest (Expense), Net (b)	(551)	(491)	(5,170)	(8,580)

EBIT (c)	131,980	113,782	390,509	309,551
MAP initiatives (d)	6,526	7,180	12,694	11,236

Adjusted EBIT	$138,506	$120,962	$403,203	$320,787

PCG Segment
Income Before Income Taxes (a)	$46,589	$53,417	$199,951	$142,469
Interest Income, Net (b)	889	573	4,642	1,630

EBIT (c)	45,700	52,844	195,309	140,839
MAP initiatives (d)	2,829	2,406	20,233	44,740

Adjusted EBIT	$48,529	$55,250	$215,542	$185,579

SPG Segment
Income Before Income Taxes (a)	$7,439	$8,481	$43,784	$103,279
Interest (Expense) Income, Net (b)	(89)	45	204	68

EBIT (c)	7,528	8,436	43,580	103,211
MAP initiatives (d)	3,063	7,878	11,179	15,271
(Gain) on sale of assets and a business, net (e)	—	—	(1,206)	(25,774)
Legal contingency adjustment on a divested business (g)	—	—	3,953	—

Adjusted EBIT	$10,591	$16,314	$57,506	$92,708

Consumer Segment
Income Before Income Taxes (a)	$113,146	$99,449	$408,200	$378,157
Interest (Expense) Income, Net (b)	(58)	(3,417)	2,561	(3,372)

EBIT (c)	113,204	102,866	405,639	381,529
MAP initiatives (d)	8,591	1,785	9,840	2,699
(Gain) on sale of assets and a business, net (e)	(3,627)	—	(3,627)	—
Business interruption insurance recovery (f)	—	—	(11,128)	(20,000)

Adjusted EBIT	$118,168	$104,651	$400,724	$364,228

Corporate/Other
(Loss) Before Income Taxes (a)	$(59,325)	$(67,999)	$(249,437)	$(275,494)
Interest (Expense), Net (b)	(18,886)	(26,502)	(75,232)	(99,013)

EBIT (c)	(40,439)	(41,497)	(174,205)	(176,481)
MAP initiatives (d)	10,195	12,107	38,827	54,811

Adjusted EBIT	$(30,244)	$(29,390)	$(135,378)	$(121,670)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$239,278	$206,639	$787,837	$649,382
Interest (Expense)	(27,276)	(33,630)	(117,969)	(119,015)
Investment Income, Net	8,581	3,838	44,974	9,748

EBIT (c)	257,973	236,431	860,832	758,649
MAP initiatives (d)	31,204	31,356	92,773	128,757
(Gain) on sale of assets and a business, net (e)	(3,627)	—	(4,833)	(25,774)
Business interruption insurance recovery (f)	—	—	(11,128)	(20,000)
Legal contingency adjustment on a divested business (g)	—	—	3,953	—

Adjusted EBIT	$285,550	$267,787	$941,597	$841,632

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $15.9 million and $8.7 million for the quarters ended May 31, 2024 and May 31, 2023 respectively, and $30.0 million and $15.5 million for the year ended May 31, 2024 and May 31, 2023 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the increase in our allowance for doubtful accounts as a result of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment. The charges in fiscal 2023 were partially offset by the gain on the sale of one our closed facilities in SPG.

•

Exited product lines: Reflects the sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. In the prior year these adjustments reflect prepaid asset and inventory write-offs related to the discontinuation of certain product lines within our PCG and SPG segments. In both years, these amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded within “Cost of Sales”.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in our CPG, PCG, SPG and Corporate/Other segments and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within our CPG, PCG, SPG, and Corporate/Other segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

•

Goodwill impairment: Relates to an impairment charge at our Universal Sealants (“USL”) reporting unit as a result of a decision to exit the services portion of that business which has been recorded in “Goodwill Impairment” in the third quarter of fiscal 2023.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023
Restructuring and other related expense, net	$18,845	$6,914	$45,444	$15,573
Exited product line	—	8,217	(248)	8,217
ERP consolidation plan	2,695	2,536	11,426	7,021
Professional fees	9,664	13,689	36,151	61,201
Goodwill Impairment	—	—	—	36,745

MAP initiatives	$31,204	$31,356	$92,773	$128,757

(e)

The current year adjustment reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment as well as the sale of a property within our Consumer segment which have been recorded in “SG&A”. The prior year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment recorded within “Gain on Sales of Assets and Business, Net”.

(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(g)

Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in the prior year. We strongly disagree with the legal ruling and have filed an appeal.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.40	$1.18	$4.56	$3.72
MAP initiatives (d)	0.19	0.19	0.56	0.83
(Gain) on sales of assets and business, net (e)	(0.02)	—	(0.03)	(0.14)
Business interruption insurance recovery (f)	—	—	(0.07)	(0.12)
Legal contingency adjustment on a divested business (g)	—	—	0.02	—
Income tax adjustment (h)	—	—	0.02	—
Investment returns (I)	(0.01)	(0.01)	(0.12)	0.01

Adjusted Earnings per Diluted Share (j)	$1.56	$1.36	$4.94	$4.30

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

•

Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $15.9 million and $8.7 million for the quarters ended May 31, 2024 and May 31, 2023 respectively, and $30.0 million and $15.5 million for the year ended May 31, 2024 and May 31, 2023 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales” and accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the increase in our allowance for doubtful accounts as a result of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment. The charges in fiscal 2023 were partially offset by the gain on the sale of one our closed facilities in SPG.

•

Exited product lines: Reflects the sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. In the prior year these adjustments reflect prepaid asset and inventory write-offs related to the discontinuation of certain product lines within our PCG and SPG segments. In both years, these amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded within “Cost of Sales”.

•

ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in our CPG, PCG, SPG and Corporate/Other segments and have been recorded within “SG&A”.

•

Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within our CPG, PCG, SPG, and Corporate/Other segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within our Corporate/Other segment.

•

Goodwill impairment: Relates to an impairment charge at our Universal Sealants (“USL”) reporting unit as a result of a decision to exit the services portion of that business which has been recorded in “Goodwill Impairment” in the third quarter of fiscal 2023.

(e)

The current year adjustment reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment as well as the sale of a property within our Consumer segment which have been recorded in “SG&A”. The prior year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment recorded within “Gain on Sales of Assets and Business, Net”.

(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(g)

Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in the prior year. We strongly disagree with the legal ruling and have filed an appeal.

(h)	Adjustment to income taxes associated with the prior year sale of the furniture warranty business.
(i)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(j)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2024	May 31, 2023
Assets
Current Assets
Cash and cash equivalents	$237,379	$215,787
Trade accounts receivable	1,468,208	1,552,522
Allowance for doubtful accounts	(48,763)	(49,482)

Net trade accounts receivable	1,419,445	1,503,040
Inventories	956,465	1,135,496
Prepaid expenses and other current assets	282,059	329,845

Total current assets	2,895,348	3,184,168

Property, Plant and Equipment, at Cost	2,515,847	2,332,916
Allowance for depreciation	(1,184,784)	(1,093,440)

Property, plant and equipment, net	1,331,063	1,239,476

Other Assets
Goodwill	1,308,911	1,293,588
Other intangible assets, net of amortization	512,972	554,991
Operating lease right-of-use assets	331,555	329,582
Deferred income taxes	33,522	15,470
Other	173,172	164,729

Total other assets	2,360,132	2,358,360

Total Assets	$6,586,543	$6,782,004

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$649,650	$680,938
Current portion of long-term debt	136,213	178,588
Accrued compensation and benefits	297,249	257,328
Accrued losses	32,518	26,470
Other accrued liabilities	350,434	347,477

Total current liabilities	1,466,064	1,490,801

Long-Term Liabilities
Long-term debt, less current maturities	1,990,935	2,505,221
Operating lease liabilities	281,281	285,524
Other long-term liabilities	214,816	267,111
Deferred income taxes	121,222	90,347

Total long-term liabilities	2,608,254	3,148,203

Total liabilities	4,074,318	4,639,004

Stockholders’ Equity
Preferred stock; none issued	—	—
Common stock (outstanding 128,629; 128,766)	1,286	1,288
Paid-in capital	1,150,751	1,124,825
Treasury stock, at cost	(864,502)	(784,463)
Accumulated other comprehensive (loss)	(537,290)	(604,935)
Retained earnings	2,760,639	2,404,125

Total RPM International Inc. stockholders’ equity	2,510,884	2,140,840
Noncontrolling interest	1,341	2,160

Total equity	2,512,225	2,143,000

Total Liabilities and Stockholders’ Equity	$6,586,543	$6,782,004

RPM Reports Results for Fiscal 2024 4th Quarter and Full Year

July 25, 2024

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended
	May 31,	May 31,
	2024	2023
Cash Flows From Operating Activities:
Net income	$589,442	$479,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	171,251	154,949
Goodwill Impairment	—	36,745
Deferred income taxes	(5,638)	6,236
Stock-based compensation expense	25,925	28,673
Net (gain) loss on marketable securities	(19,914)	2,086
Net (gain) on sales of assets and businesses	(971)	(28,632)
Other	2,226	1,683
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease (increase) in receivables	82,895	(94,585)
Decrease in inventory	179,843	66,805
Decrease in prepaid expenses and other current and long-term assets	23,426	1,364
(Decrease) in accounts payable	(24,439)	(116,053)
Increase (decrease) in accrued compensation and benefits	39,891	(2,643)
Increase in accrued losses	5,958	2,231
Increase in other accrued liabilities	52,410	38,515

Cash Provided By Operating Activities	1,122,305	577,105

Cash Flows From Investing Activities:
Capital expenditures	(213,970)	(254,435)
Acquisition of businesses, net of cash acquired	(15,549)	(47,542)
Purchase of marketable securities	(32,981)	(18,674)
Proceeds from sales of marketable securities	46,689	12,731
Proceeds from sales of assets and businesses	6,921	58,288
Other	2,450	(72)

Cash (Used For) Investing Activities	(206,440)	(249,704)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	—	341,720
Reductions of long-term and short-term debt	(575,408)	(355,463)
Cash dividends	(231,883)	(213,912)
Repurchases of common stock	(54,978)	(50,000)
Shares of common stock returned for taxes	(24,548)	(17,047)
Payments of acquisition-related contingent consideration	(1,142)	(3,765)
Other	(2,075)	(2,689)

Cash (Used For) Financing Activities	(890,034)	(301,156)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4,239)	(12,130)

Net Change in Cash and Cash Equivalents	21,592	14,115
Cash and Cash Equivalents at Beginning of Period	215,787	201,672

Cash and Cash Equivalents at End of Period	$237,379	$215,787